Exhibit 3.2

MEDALIST DIVERSIFIED REIT, INC.

ARTICLES SUPPLEMENTARY

[__]% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Medalist Diversified REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article V of the Articles of Incorporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board, or a duly authorized committee thereof, has duly classified and designated, and authorized the issuance of, [_____] authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation (“Preferred Stock”) as “[__]% Series A Cumulative Redeemable Preferred Stock,” with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as appear below, which, upon any restatement of the Charter, shall become a part of Article V of the Charter, with any appropriate renumbering or re-lettering of the sections or subsections thereof.

SECOND: Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Charter.

[__]% Series A Cumulative Redeemable Preferred Stock

1.                  Designation and Number. A Series of Preferred Stock, designated the “[__]% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) is hereby established. The par value of the Series A Preferred Stock shall be $0.01 per share. The number of authorized shares of Series A Preferred Stock shall be [_____].

2.                  Rank. The Series A Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) and any class or series of capital stock of the Corporation expressly designated as ranking junior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Junior Stock”); (b) on a parity with any other class or series of capital stock of the Corporation expressly designated as ranking on a parity with the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Parity Stock”); and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation. For purposes of the terms of the Series A Preferred Stock, the term “capital stock” does not include convertible or exchangeable debt securities of the Corporation, including convertible or exchangeable debt securities which rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future indebtedness.

3.                  Distributions.

(a)               Subject to the preferential rights of holders of any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of assets legally available for the payment of distributions, cumulative cash distributions at the rate of [__]% per annum of the $25.00 liquidation preference per share of Series A Preferred Stock (equivalent to a fixed annual amount of $[_____] per share of Series A Preferred Stock). Distributions on the Series A Preferred Stock shall accrue and be cumulative from (but excluding) the original date of issuance of any shares of Series A Preferred Stock and shall be payable quarterly in equal amounts in arrears on or about the 25th day of each January, April, July and October of each year, beginning on [___], 2020 (each such day being hereinafter called a “Distribution Payment Date”); provided, however, if any Distribution Payment Date is not a Business Day (as defined below), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day; provided, further, that no holder of any shares of Series A Preferred Stock shall be entitled to receive any distributions paid or payable on the Series A Preferred Stock with a Distribution Payment Date before the date such shares of Series A Preferred Stock are issued. The amount of any distribution payable on the Series A Preferred Stock for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be such date designated by the Board for the payment of distributions that is not more than 90 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b)               No distributions on the Series A Preferred Stock shall be authorized by the Board or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(c)               Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Stock shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d)               Except as provided in Section 3(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, shares of Parity Stock or Junior Stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) for any period, nor shall shares of Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof, or a redemption, purchase or acquisition of Parity Stock or Junior Stock as permitted under Article VI of the Charter), nor shall any assets be paid or made available for a sinking fund for the redemption of any such shares by the Corporation, directly or indirectly (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock and all holders of shares of Parity Stock), unless full cumulative distributions on the Series A Preferred Stock for all past distribution periods shall have been or contemporaneously are declared and paid or declared and sum sufficient for the payment thereof is set apart for such payment.

(e)               When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and any shares of Parity Stock, all distributions declared on the Series A Preferred Stock and any other shares of Parity Stock shall be declared pro rata so that the amount of distributions declared per share of Series A Preferred Stock and per share of Parity Stock shall in all cases bear to each other the same ratio that accrued distributions per share of Series A Preferred Stock and per share of Parity Stock (which shall not include any accrual in respect of unpaid distributions on any shares of Parity Stock for prior distribution periods if such Parity Stock does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Stock which may be in arrears.

(f)                Holders of Series A Preferred Stock shall not be entitled to any distribution, whether payable in cash, property or shares of capital stock of the Corporation, in excess of full cumulative distributions on the Series A Preferred Stock as described above. Any distribution payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remain payable. Accrued but unpaid distributions on the Series A Preferred Stock will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g)               For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of the Corporation’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

(h)               “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(i)                 “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

4.                  Liquidation Preference.

(a)               In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holders of shares of any Junior Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, after payment or provision for payment of all debts and other liabilities of the Corporation, a liquidation preference in cash or property at fair market value, as determined by the Board, of $25.00 per share, plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the amount for payment is set apart (the “Liquidating Distributions”).

(b)               If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the Liquidating Distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all outstanding shares of Parity Stock, then the holders of shares of Series A Preferred Stock and the holders of such shares of Parity Stock shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c)               Written notice of the effective date of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Corporation.

(d)               After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(e)               For the avoidance of doubt, the consolidation, merger or conversion of the Corporation with or into another entity, the merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Corporation shall not be considered a liquidation, dissolution or winding up of the Corporation.

5.                  Redemption

(a)               Definitions. As used in this Section 5, the following terms shall have the following meanings unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Change of Control Payment” shall have the meaning as set forth in Section 5(d)(i).

“Change of Control Payment Date” shall have the meaning as set forth in Section 5(d)(ii).

“Change of Control Redemption” shall have the meaning as set forth in Section 5(d)(i).

“Change of Control Triggering Event” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Corporation’s assets and the assets of the Corporation’s subsidiaries, taken as a whole, to any Person, other than the Corporation or one of the Corporation’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Corporation’s outstanding Voting Stock or other Voting Stock into which the Corporation’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Corporation consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the Corporation’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Corporation’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board are not Continuing Directors; or (5) the adoption of a plan relating to the Corporation’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control Triggering Event under clause (2) above if (i) the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Corporation’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Continuing Directors” means, as of any date of determination, any member of the Board who (A) was a member of the Board on the date the Series A Preferred Stock was issued or (B) was nominated for election, elected or appointed to the Board with the approval of a majority of the continuing directors who were members of the Board at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant Redemption Date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set apart as a Deposit Security:

(i) cash or any cash equivalent;

(ii) any U.S. Government Obligation;

(iii) any Short-Term Money Market Instrument;

(iv) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Short-Term Money Market Instruments or U.S. Government Obligations or any combination thereof; or

(v) any letter of credit from a bank or other financial institution that has a credit rating from at least one rating agency that is the highest applicable rating generally ascribed by such rating agency to bank deposits or short-term debt of similar banks or other financial institutions as of the date hereof (or such rating’s future equivalent).

“Electronic Means” means electronic mail transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Market Value” of any asset of the Corporation means, for securities for which market quotations are readily available, the market value thereof determined by an independent third-party pricing service designated from time to time by the Board. Market Value of any asset shall include any interest accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods that include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine recommended valuations.

“Notice of Redemption” shall have the meaning as set forth in Section 5(e).

“Optional Redemption Date” shall have the meaning as set forth in Section 5(c)(i).

“Optional Redemption Price” shall have the meaning as set forth in Section 5(c)(i).

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Redemption and Paying Agent” means V Stock Transfer LLC and its successors or any other redemption and paying agent appointed by the Corporation with respect to the Series A Preferred Stock.

“Redemption Date” shall have the meaning as set forth in Section 5(e).

“Redemption Price” shall mean the Term Redemption Price or the Optional Redemption Price, as applicable.

“Securities Depository” shall mean The Depository Trust Corporation and its successors and assigns or any other securities depository selected by the Corporation that agrees to follow the procedures required to be followed by such securities depository as set forth herein with respect to the Series A Preferred Stock.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

(i) commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii) demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia); and

(iii) overnight funds.

“Term Redemption Price” shall have the meaning as set forth in Section 5(b).

“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the directors of such Person.

(b)                Term Redemption. The Corporation shall redeem, out of funds legally available therefor, all shares of Series A Preferred Stock on [_____], 2025 (the “Term Redemption Date”), at a price per share equal to the liquidation preference per share of Series A Preferred Stock plus an amount equal to all unpaid dividends on such share of Series A Preferred Stock accumulated to (but excluding) the Term Redemption Date (whether or not earned or declared by the Corporation, but excluding interest thereon) (the “Term Redemption Price”).

(c)                Optional Redemption.

(i)                 The Series A Preferred Stock is not redeemable prior to [_____], 2022. However, in order to ensure that the Corporation will continue to meet the requirement for qualification as a REIT, the Series A Preferred Stock will be subject to the transfer and ownership restrictions in the Charter, including the provisions whereby shares of stock of the Corporation owned by a stockholder in excess of the Aggregate Stock Ownership Limit will be transferred in trust pursuant to Article VI of the Charter. Subject to the provisions of Section 5(c)(ii), on any Business Day beginning on [_____], 2022 (any such Business Day referred to in this sentence, an “Optional Redemption Date”), the Corporation may redeem in whole or from time to time in part, out of funds legally available therefor, the Series A Preferred Stock, at a redemption price per share of Series A Preferred Stock (the “Optional Redemption Price”) equal to (x) the liquidation preference per share of Series A Preferred Stock plus (y) an amount equal to all unpaid dividends on such share of Series A Preferred Stock accumulated to (but excluding) the Optional Redemption Date (whether or not earned or declared by the Corporation, but excluding interest thereon).

(ii)              If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 5(c)(i), the shares of Series A Preferred Stock to be redeemed shall be selected either (A) pro rata, (B) by lot or (C) in such other manner as the Board may determine to be fair and equitable. Subject to the provisions hereof and applicable law, the Board will have the full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock will be redeemed pursuant to this Section 5(c) from time to time.

(d)               Change of Control

(i)                 If a Change of Control Triggering Event occurs with respect to the Series A Preferred Stock, unless the Corporation has exercised the option to redeem such Series A Preferred Stock pursuant to Section 5(c), holders of the Series A Preferred Stock may require the Corporation to redeem (a “Change of Control Redemption”) the Series A Preferred Stock at a price equal to the liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment (whether or not earned or declared by the Corporation, but excluding interest thereon) (a “Change of Control Payment”).

(ii)              Within 30 days following any Change of Control Triggering Event or prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a notice will be mailed to holders of the Series A Preferred Stock, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to redeem such Series A Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Redemption is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

(iii)            The Corporation will not be required to make a Change of Control Redemption upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all Series A Preferred Stock properly tendered and not withdrawn under its offer.

(iv)             The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Series A Preferred Stock as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Redemption provisions of the Series A Preferred Stock, the Corporation will comply with those securities laws and regulations and will not be deemed to have breached the Corporation’s obligations under the Change of Control Redemption provisions of the Series A Preferred Stock by virtue of any such conflict.

(e)               Procedures for Redemption.

(i)                 If the Corporation shall determine or be required to redeem, in whole or in part, shares of Series A Preferred Stock pursuant to Section 5(b) or (c), the Corporation shall deliver a notice of redemption (the “Notice of Redemption” ), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to holders thereof, or request the Redemption and Paying Agent, on behalf of the Corporation, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the number of shares of Series A Preferred Stock to be redeemed; (C) the CUSIP number for the Series A Preferred Stock; (D) the applicable Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate after such Redemption Date; and (G) the provisions hereof under which such redemption is made. If fewer than all shares of Series A Preferred Stock held by any holder are to be redeemed, the Notice of Redemption delivered to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder or the method of determining such number. The Corporation may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant hereto that such redemption is subject to one or more conditions precedent and that the Corporation shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii)              If the Corporation shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Corporation), the Corporation shall (A) deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the shares of Series A Preferred Stock to be redeemed on the Redemption Date and (B) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the holders of the shares of Series A Preferred Stock called for redemption on the Redemption Date. The Corporation may direct the Redemption and Paying Agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the Redemption Date, provided that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds.

(iii)            Upon the date of the deposit of such Deposit Securities, all rights of the holders of the shares of Series A Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares of Series A Preferred Stock shall no longer be deemed outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable Redemption Date and (B) the accumulation of dividends thereon in accordance with the terms hereof up to (but excluding) the applicable Redemption Date, which accumulated dividends, unless previously or contemporaneously declared and paid as contemplated by the last sentence of Section 5(e)(vi) below, shall be payable only as part of the applicable Redemption Price on the Redemption Date). The Corporation shall be entitled to receive, promptly after the Redemption Date, any Deposit Securities in excess of the aggregate Redemption Price of the shares of Series A Preferred Stock called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of 90 calendar days from the Redemption Date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. The Corporation shall be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

(iv)             On or after the Redemption Date, each holder of shares of Series A Preferred Stock in certificated form (if any) that are subject to redemption shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such shares of Series A Preferred Stock, without interest, and in the case of a redemption of fewer than all the shares of Series A Preferred Stock represented by such certificate(s), a new certificate representing the shares of Series A Preferred Stock that were not redeemed.

(v)               Notwithstanding the other provisions of this Section 5, except as otherwise required by law, the Corporation shall not redeem any shares of Series A Preferred Stock or purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock (except by exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) unless all accumulated and unpaid dividends on all outstanding shares of Series A Preferred Stock and the shares of any class or series of Parity Preferred Stock for all applicable past dividend periods (whether or not earned or declared by the Corporation) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such Parity Preferred Stock) for the payment of such dividends shall have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such Parity Preferred Stock in accordance with the terms of such Parity Preferred Stock, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of Series A Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other class or series of Parity Preferred Stock for which all accumulated and unpaid dividends have not been paid. So long as no dividends on the Series A Preferred Stock are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board and effected in compliance with applicable laws.

(vi)             To the extent that any redemption for which Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance herewith and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No Redemption Default shall be deemed to have occurred if the Corporation shall fail to deposit in trust with the Redemption and Paying Agent the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any shares of Series A Preferred Stock, dividends may be declared and paid on such shares of Series A Preferred Stock in accordance with their terms if Deposit Securities for the payment of the Redemption Price of such shares of Series A Preferred Stock shall not have been deposited in trust with the Redemption and Paying Agent for that purpose.

(vii)          If a Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series A Preferred Stock on such Distribution Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series A Preferred Stock that are redeemed on such Redemption Date shall be entitled to the dividends, if any, accruing after the end of the month to which such Dividend Payment Date relates up to, but excluding, the Redemption Date.

(f)               Redemption and Paying Agent as Trustee of Redemption Payments by Corporation. All Deposit Securities transferred to the Redemption and Paying Agent for payment of the Redemption Price of shares of Series A Preferred Stock called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of holders of shares of Series A Preferred Stock so to be redeemed until paid to such holders in accordance with the terms hereof or returned to the Corporation in accordance with the provisions of Section 5(e)(iii) above.

(g)               Compliance with Applicable Law. In effecting any redemption pursuant to this Section 5, the Corporation shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under any applicable Maryland law, but shall effect no redemption except in accordance with any applicable Maryland law.

(h)               Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 5, the Corporation may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to notification of redemption for the Series A Preferred Stock; provided that such modification does not materially and adversely affect the holders of the shares of Series A Preferred Stock or cause the Corporation to violate any applicable law, rule or regulation; and provided, further, that no such modification shall in any way alter the rights or obligations of the Redemption and Paying Agent without its prior consent.

6.                  Voting Rights.

(b)               Holders of Series A Preferred Stock will not have any voting rights, except as set forth below.

(c)               Whenever distributions on the Series A Preferred Stock shall be in arrears for six quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the number of directors then constituting the Board shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Voting Parity Stock (as defined below)) and the holders of Series A Preferred Stock (voting together as a single class together with the holders of any other class or series of shares of Parity Stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (each, a “Preferred Stock Director”) at a special meeting of stockholders called by the holders of at least 33% of the outstanding shares of Series A Preferred Stock (or the holders of at least 33% of the outstanding shares of Voting Parity Stock) if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days before the next annual meeting of stockholders, at the next annual meeting of stockholders, or at the Corporation’s sole discretion, a separate special meeting of stockholders to be held no later than 90 days after the Corporation’s receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all accumulated distributions on the shares of Series A Preferred Stock for the past distribution periods and the then- current distribution period shall have been fully paid. The Preferred Stock Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series A Preferred Stock and the outstanding shares of Voting Parity Stock when they have the voting rights set forth in this Section 7(b) (voting together as a single class) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

(d)               If and when all accrued distributions for past distribution periods and the distribution for the then-current distribution period on the Series A Preferred Stock shall have been paid in full, the holders of Series A Preferred Stock shall immediately be divested of the voting rights set forth in Section 7(b) (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions for past distribution periods and the distribution for the then-current distribution period have been paid in full on all outstanding shares of Voting Parity Stock, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors shall be reduced accordingly. Any Preferred Stock Director may be removed at any time, but only for “cause” (as such term is defined in the Charter), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in Section 7(b) and the holders of any outstanding shares of Voting Parity Stock (voting together as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in Section 7(b) and the holders of any outstanding shares of Voting Parity Stock (voting together as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(e)               So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not:

(i)                 authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into any such senior shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and the holders of any outstanding shares of Voting Parity Stock (voting together as a single class); or

(ii)              amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise (in any case, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting powers of the Series A Preferred Stock or the holders thereof, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class); provided, however, that with respect to the occurrence of any Event set forth above, so long as shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series A Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock or the holders thereof; and provided further that any increase in the amount of the authorized shares of Series A Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other classes or series of Parity Stock or Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers or the holders thereof.

(f)                In any matter in which the holders of Series A Preferred Stock are entitled to vote separately as a single class, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder. If the holders of shares of Series A Preferred Stock and the holders of outstanding shares of Voting Parity Stock are entitled to vote together as a single class on any matter, such holders shall each have one vote for each $25.00 of liquidation preference.

(g)               The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient assets shall have been deposited in trust to effect such redemption.

7.                  Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required); and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

8.                  Conversion. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

9.                  Application of Article VI. The Series A Preferred Stock constitutes Capital Stock (as defined in Article VI of the Charter) and, as such, is subject to the provisions of Article VI of the Charter applicable to Capital Stock.

THIRD: The Series A Preferred Stock has been classified and designated by the Board, or a duly authorized committee thereof, under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board, or a duly authorized committee thereof, in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SIXTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, MEDALIST DIVERSIFIED REIT, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Chief Financial Officer, Secretary and Treasurer on [___], 2020.

WITNESS:		MEDALIST DIVERSIFIED REIT, INC

By:		By:
Name:	William R. Elliott	Name:	Thomas E. Messier
Title:	President and Chief Operating Officer	Title:	Chief Executive Officer, Treasurer and Secretary